Exhibi 10.2

PURCHASE AND SALE AGREEMENT

between

IMPERIAL PETROLEUM, INC.
(Seller)

and

WHITTIER ENERGY COMPANY and PREMIER NATURAL RESOURCES, LLC
(Buyer)

TABLE OF CONTENTS

1.	Property to be Sold and Purchased		1

2.	Purchase Price		2

3.	Representations of Seller		3

	(a)	Organization and Qualification	3
	(b)	Due Authorization	3
	(c)	Approvals	3
	(d)	Valid, Binding and Enforceable	4
	(e)	No Litigation	4
	(f)	Warranty of Title	4
	(g)	No AFE Items or Well Abandonments, No P&A Liabilities	5
	(h)	Production Marketing	5
	(i)	Gas Balancing, Take or Pay, Allowables	5
	(j)	Taxes Paid	6
	(k)	Hazardous Substances, Applicable Environmental Laws	6
	(l)	Leases	6
	(m)	Material Contracts; Operations	6
	(m)	Permits	7
	(n)	Compliance with Laws	7
	(p)	Tax Partnerships	7
	(q)	No Material Misstatement	8
	(r)	Not a Foreign Person	8
	(s)	Consents and Preferential Purchase Rights	8

4.	Representations of Buyer		8

	(a)	Organization and Qualification	8
	(b)	Due Authorization	8
	(c)	Approvals	8
	(d)	Valid, Binding and Enforceable	8
	(e)	No Litigation	8
	(f)	Sufficient Funds	9
	(g)	Regulatory	9
	(h)	Independent Evaluation	9
	(i)	Accredited Investor	9

5.	Certain Covenants of Seller Pending Closing		9

	(a)	Access by Buyer	9
	(i)	Records	9
	(ii)	Physical Inspection	10

i

		(iii)	Environmental Inspections	10
		(iv)	Coordination of Inspections	10
		(v)	Copies of Reports	10
		(vi)	Restoration of Properties	11
		(vii)	Confidentiality Agreement	11
	(b)	Interim Operation		11
	(c)	Preferential Rights and Consents		12

6.	Due Diligence Reviews			13

	(a)	Review By Buyer		13
		i)	Determination of Defects	13
		(ii)	Defect Claim Threshold	13
	(b)	Nature of Defects		14
		(i)	NRI or WI Variances	14
		(ii)	Liens	14
		(iii)	Imperfections in Title	14
		(iv)	Representation Untrue	14
	(c)	Seller’s Response		14
		(i)	Cure	14
		(ii)	Postpone Closing	15
		(iii)	Adjustment	15
		(iv)	Dispute Resolution	15
	(d)	Covered by Representations, Agreements		15
	(e)	Definitions		15
	(f)	Seller’s Title Benefit Notices		17
	(g)	Remedies for Title Benefits		18

7.	Certain Price Adjustments			18

8.	Conditions Precedent to the Obligations of Buyer to Close			19

	(a)	Representations True and Correct		19
	(b)	Compliance with Covenants and Agreements		19
	(c)	Price Adjustment Limitations		19
	(d)	Litigation		19
	(e)	Material Adverse Change		19

9.	Conditions Precedent to the Obligations of Seller to Close			20

	(a)	Representations True and Correct		20
	(b)	Compliance With Covenants and Agreements		21
	(c)	Litigation		21
	(d)	Price Adjustment Limitations		21

10.	Closing			22

	(a)	Actions At Closing		22
		(i)	Delivery of Conveyance	22
		(ii)	Federal and State Conveyance Forms	22
		(iii)	Letters in Lieu	22
		(iv)	Affiliate Contracts	22
		(v)	Turn Over Possession	22
		(vi)	Payment to Seller	22
		(vii)	Non Foreign Status Affidavit	23
		(viii)	Seller’s Loan Documents	23
	(b)	Post-Closing Actions		23
		(i)	Transfer of Files	23
		(ii)	Certain Disbursements	24

11.	Certain Accounting Adjustments			24

	(a)	Adjustments for Revenues and Expenses		24
	(b)	Initial Adjustment at Closing		25
	(c)	Adjustment Post Closing		25
		(i)	Revised Closing Statement	25
		(ii)	Final Statement	25
	(d)	Additional Adjustments		26
	(e)	Accounting Arbitrator		26

12.	Assumption and Indemnification			26

	(a)	Indemnity by Buyer		26
	(b)	Indemnity by Seller		26

13.	No Commissions Owed			27

14.	Casualty Loss			27

	(a)	Oil and Gas Properties		27
	(b)	Other Properties		27

15.	Notices			28

16.	Survival of Provisions, Certain Limitation on Liabilities			29

17.	Miscellaneous Matters			29

	(a)	Further Assurances		29
	(b)	Parties Bear Own Expenses, No Special Damages		29
	(c)	No Sales Taxes		29
	(d)	Entire Agreement		30
	(e)	Amendments, Waivers		30

(f)	Choice of Law	30
(g)	Headings, Time of Essence, etc	30
(h)	Assignment; Successors and Assigns	30
(i)	Counterpart Execution	30
(j)	No Press Releases	30
(k)	Disclaimer	31
(l)	Arbitration	32

LIST OF SCHEDULES AND EXHIBITS

Exhibits

A	–	Property Descriptions
B	–	Pulling Equipment
C	–	Form of Post Closing Escrow Agreement
D	–	Invoicing Report (Agreed Payables)

Schedules
I	–	County/StateWells, Units, Lease or Drilling Locations; WI; NRI; Allocated Amounts
II	–	Disclosure Schedule
		3(c)	Approvals
		3(e)	Litigation
		3(g)	AFEs, Wells Abandonment, P&A Liabilities
		3(h)	Production Marketing
		3(k)	Hazardous Substances; Applicable Environmental Laws
		3(l)	Leases
		3(m)	Material Contracts; Operations
		3(r)	Preferential Rights and Consents
		5(b)	Interim Operations
III	–	Form of Conveyance

v

PURCHASE AND SALE AGREEMENT

This Agreement (“Agreement”) dated April       , 2006, is between Imperial Petroleum, Inc., a Nevada corporation (herein called “Seller”) and Whittier Energy Company, a Nevada corporation, and Premier Natural Resources, LLC, a Delaware limited liability company (herein collectively called “Buyer”).

W I T N E S S E T H:

1.             Property to be Sold and Purchased. Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

(a)           all right, title and interest of Seller in and to the oil and gas leases and other, interests, if any, described on Exhibit A hereto (and any ratifications, amendments and extensions thereof, whether or not the same are described on Exhibit A);

(b)           Without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Seller in and to the leases and other interests, if any, described on Exhibit A hereto and in and to all lands described on Exhibit A or described or covered by such leases or other interests (including, without limitation, interests in oil, gas and/or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests insofar as they cover such lands), even though Seller’s interest therein may be incorrectly described in, or omitted from, such Exhibit A; and

(c)           all rights, titles and interests of Seller in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations, designations and/or orders (including, without limitation, those described on Exhibit A hereto) and in and to the properties covered and the units created thereby (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) relating to the properties described in subsections (a) and (b) above;

(d)           to the extent assignable, all rights, titles and interests of Seller in and to all presently existing and valid production sales contracts, operating agreements, and other agreements and contracts which relate to any of the properties described in subsections (a), (b) and (c) above (the “Contracts”); and

(e)           all rights, titles and interests of Seller in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, saltwater disposal facilities, injection facilities, compression facilities, gathering systems, and other equipment) used in connection with the exploration, development, operation or maintenance of the properties described in subsections (a), (b) and (c) above, and, to the extent assignable, in and to all permits and licenses (including, without limitation, all environmental and other governmental permits, licenses and authorizations), rights of way, easements, and other rights of surface use,  water rights and other rights and interests used in connection with the exploration, development, operation or maintenance of the properties described in subsections (a), (b) and (c) above.

The properties, rights and interests described in subsections (a) through (c) above are herein sometimes called the “Oil and Gas Properties,” and the properties, rights and interests described in subsections (a) through (e) above are herein sometimes called the “Properties.”  It is provided however, that Properties does not include: (a) all of Seller’s corporate minute books, financial records, and other business records that relate to Seller’s business generally (including the ownership and operation of the Properties); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Properties with respect to any period of time prior to the Effective Date (below defined); (c) all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Date (including claims for adjustments or refunds); (d) all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance proceeds, arising, in each case, from acts, omissions or events, or damage to or destruction of property (except as provided in Section 14 hereof); (e) all hydrocarbons produced and sold from the Properties with respect to all periods prior to the Effective Date; (f) all claims of Seller for refunds of or loss carry forwards with respect to (i) production or any other taxes attributable to any period prior to the Effective Date, (ii) income or franchise taxes or (iii) any taxes attributable to any period prior to the Effective Date; (g) all office leases, office furniture, personal computers and associated peripherals and all radio and telephone equipment not on the Properties; (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Seller that may be protected by an attorney-client privilege; (j) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with third parties; (k) all geophysical, and other seismic and related technical data and information relating to the Properties to the extent not assignable without payment of fee or penalty; (l) documents prepared or received by Seller with respect to (i) lists of prospective purchasers for the Properties compiled by Seller, (ii) bids submitted by other prospective purchasers of the Properties, (iii) analyses by Seller of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its respective representatives, and any prospective purchaser other than Buyer and (v) correspondence between Seller or any of its respective representatives with respect to any of the bids, the prospective purchasers, or the transactions contemplated in this Agreement; (m) all vehicles of Seller or its Affiliates (below defined), and (n) the pulling equipment and workover rig described on Exhibit B.

2.             Purchase Price.

The purchase price for the Properties shall be Fifteen Million and no/100 Dollars ($15,000,000.00) (such amount, unadjusted by any adjustments provided for in this Agreement or agreed to by the parties, being herein called the “Base Purchase Price”). Such Base Purchase Price shall be adjusted as provided in this Agreement (the Base Purchase Price, as so adjusted, and as the same may otherwise be adjusted as provided in this Agreement, being herein called the “Purchase Price”). The Purchase Price shall be paid as provided in Section  10(a)(vi). Additionally, as a part of the consideration given to Seller for Buyer pursuant to this Agreement, Buyer also agrees to assume Seller’s payables attributable to the period prior to the Effective

Date as set forth on Seller’s Invoicing Report (a copy of which is attached hereto as Exhibit D but not to exceed $414,607.67 (“Agreed Payables”) regardless of the total amount shown on Exhibit D. To the extent that Seller satisfies any of the Agreed Payables up to $414,607.67 before Closing (defined below), those amounts shall be treated as amounts incurred after the Effective Date and to be borne by Buyer under the provisions of Section 11(a)(i) below.

3.             Representations of Seller. Seller represents to Buyer that:

(a)           Organization and Qualification. Seller is a corporation duly organized and legally existing and in good standing under the laws of the State of Nevada, and is qualified to do business and in good standing in each of the states in which the Properties are located where the laws of such state would require a corporation owning the Properties located in such state to so qualify.

(b)           Due Authorization. Seller has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

(c)           Approvals. Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, and except for approvals (“Routine Governmental Approvals”) required to be obtained from governmental entities that are customarily obtained post-closing and except as described in the Disclosure Schedule (the “Disclosure Schedule”) attached hereto as Schedule II, neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby by Seller, nor the compliance by Seller with the terms hereof, will result in any default under any agreement or instrument to which Seller is a party or by which any of the Properties are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or to any of the Properties, except (in each case) as could not be reasonably expected to have a Material Adverse Effect. The term “Material Adverse Effect” shall mean any change, circumstance, condition, effect, event or fact that shall have occurred or been threatened that, when taken together with other adverse changes, could reasonably be expected to have an adverse economic effect on the value of the Properties (taken as a whole) to Buyer greater than fifty thousand dollars ($50,000.00) or which prevent or materially delay the performance by Seller of any of its obligations under this Agreement or the consummation by Seller of the transactions contemplated by this Agreement with an adverse economic effect on the value of the Properties (taken as a whole) to Buyer greater than fifty thousand dollars ($50,000.00); provided, however, in determining whether any changes, circumstances, conditions, effects, events or facts, when taken together, meet the requisite fifty thousand dollar ($50,000.00) threshold necessary to constitute a Material Adverse Effect, as set forth above, no such individual change, circumstance, condition, effect, event or fact, when taken alone, shall be considered for purposes of valuing the adverse economic effect UNLESS the adverse economic effect of each such individual change, circumstance, condition, effect, event or fact, when taken alone, is no less than five thousand dollars ($5,000.00). Further to the foregoing, and without limitation, no change, circumstance, condition, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Material Adverse Effect, to the extent that such change, circumstance, condition, effect, event or fact results from or arises out of (i) a general deterioration in the economy, an adverse change in U.S. or international capital markets or changes in hydrocarbon prices or other changes affecting the oil and gas industry generally; (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (iii) the disclosure of the fact that Buyer is the prospective acquirer of the Properties, (iv) the announcement or pendency of the transactions contemplated by this Agreement; (v) any change in Laws (below defined) after the date hereof or the interpretation thereof, (vi) actions taken by Buyer or any of its Affiliates; (vii) the compliance with the terms of, or taking of any action required by, this Agreement or any other document delivered in connection herewith, or (viii) the failure to discover hydrocarbons through the Seller’s drilling activities..

(d)           Valid, Binding and Enforceable. This Agreement constitutes and the Conveyance provided for herein to be delivered at Closing will, when executed and delivered, constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(e)           No Litigation. Except as described on the Disclosure Schedule, there are no suits, actions, written claims, governmental investigations, or proceedings pending, or to the Knowledge (as hereinafter defined) of Seller, threatened, against or involving Seller and/or which affect the Properties (including, without limitation, any actions challenging or pertaining to Seller’s title to any of the Properties) or the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, and to the Knowledge of Seller, no demands or threatened demands which might lead to the same have been made on Seller. The term “Knowledge” shall mean with respect to Seller, the actual knowledge of Seller’s current personnel at a supervisory, or higher, level.

(f)            Warranty of Title. Seller has defensible title to the Properties subject to the Permitted Encumbrances (as defined in subsection (e)(i) of Section 6 below). For purposes of this Agreement, the term “Defensible Title” means, with respect to a Property, such cumulative ownership by Seller that (i) entitles Seller to receive, after giving effect to the Permitted Encumbrances, a decimal share of the oil, gas and other hydrocarbons produced from each well, unit, lease or Drilling Location listed on Schedule I (“Drilling Location”) hereto not less than the decimal share set forth on Schedule I as the “Net Revenue Interest” for such well, unit, lease or Drilling Location (herein called the “Net Revenue Interest”); (ii) causes Seller to be obligated to bear a decimal share of the cost of operation of such well, unit, lease or Drilling Location not greater than the decimal share set forth on Schedule I as the “Working Interest” for such well, unit, lease or Drilling Location (herein called the “Working Interest”); (iii) such shares of production which Seller is entitled to receive, and shares of expenses which Seller is obligated to bear, are not subject to change; and (iv) is free and clear of all liens, security interests, encumbrances, and other burdens and defects in title. Seller will not be in breach of the foregoing representation for any matter that would otherwise cause such representation to be breached if such matter could not reasonably be expected to have an adverse economic effect of more than five thousand dollars ($5,000.00) on the value to Buyer of a single Property.

(g)           No AFE Items or Well Abandonments, No P&A Liabilities. Except as described on the Disclosure Schedule, (i) Seller has not incurred any material expenses, or made any commitments to make material expenditures, in connection with (and no other obligations or liabilities have been incurred with would have a material adverse effect on) the ownership or operation of the Properties after the Effective Date, other than routine expenses incurred in the normal operation of the producing wells located on Properties, (ii) Seller has not abandoned, or agreed to abandon, any wells included in the Properties (or removed any material items of equipment which would be included in the Properties, except those which have been obsolete and are no longer required for the operation of the Properties or that are replaced by items of equal suitability and value) since the Effective Date, (iii) no proposals are currently outstanding (whether made by Seller or by any other party) to deepen, plug back, rework or abandon any wells included in the Properties, to conduct other operations with respect to the Properties for which consent is required under the applicable operating agreement, or to conduct any other operations with respect to the Properties other than routine operation of the producing wells located on the Properties, and (iv) to Seller’s Knowledge, there are no dry holes, or otherwise inactive wells located on the Properties, other than wells that have been properly plugged and abandoned.

(h)           Production Marketing. The Properties are not subject to any contractual or other arrangements for the sale, processing or transportation of production, or otherwise relating to the marketing of production, other than contracts or other arrangements which either (i) will terminate in 92 days or less, or are subject to cancellation on not more than 92 days’ notice, in each case without penalty or other detriment, or (ii) are disclosed on the Disclosure Schedule. Except as disclosed on the Disclosure Schedule, there exist no calls or other similar rights or options to purchase production from the Properties.

(i)            Gas Balancing, Take or Pay, Allowables. There is no well on the Properties with respect to which Seller has taken more (referred to herein as “overproduced”) or less (referred to herein as “underproduced”) production from such well than the ownership of Seller would entitle Seller (absent any gas balancing agreement or arrangement) to receive. Seller has not received prepayments (including, but not limited to, payments for gas not taken pursuant to “take or pay” arrangements) for any oil or gas produced from the Properties (or other properties) as a result of which the obligation exists to deliver oil or gas produced from the Properties after the Effective Date without then receiving payment (or without then receiving full payment) therefor or to make repayments in cash (and Seller has not, since the Effective Date, so delivered any oil or gas from the Properties or so made any such repayment in cash). There exist no gas balancing arrangements or agreements whereby production from a well included in the Properties can be used to balance overproduction from another well (whether or not such other well is on the Properties) nor do there exist any gas sales contracts, or other arrangements, under which production from a well on the Properties can be used (or cash payments by the owners of such a well can be required) to make up take or pay (or other similar payments) made with respect to another well (whether or not such other well is on the Properties). No well included in the Properties is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction during Seller’s ownership of such well (whether or not the same was permissible at the time) prior to the date hereof (and no such reduction has occurred with respect to any well on the Properties since the Effective Date).

(j)            Taxes Paid. All taxes on or relating to Properties, or on production or revenue attributable thereto (including, without limitation, all production, severance and similar taxes), have been paid, except for taxes not yet due and payable and except for ad valorem taxes due and payable and attributable to the period prior to the Effective Date (which ad valorem taxes shall be paid prior to Closing).

(k)           Hazardous Substances, Applicable Environmental Laws. Except as described on the Disclosure Schedule and as could not reasonably be expected to have a Material Adverse Effect, the Properties (and the lands covered thereby) (i) are not and have not been, a site (above or beneath ground level) for the use, generation, manufacture, discharge, assembly, processing, storage, release, injection or disposal (or the transportation thereto or therefrom) of any “Hazardous Substances” (as defined in the Applicable Environmental Laws, below defined) other than such Hazardous Substances in such quantities as in each case may be necessary for the operation of the wells located thereon and the production of oil, gas and other hydrocarbons from the Properties and which have been handled and disposed of in accordance with Applicable Environmental Laws; (ii) are in compliance with all applicable federal, state and local laws, rules, orders and regulations pertaining to health, safety or the environment (herein called the “Applicable Environmental Laws”), including, without limitation, those relating to petroleum, petroleum products, natural gas, exposure to Hazardous Substances, the labeling, storage and containment of Hazardous Substances, and air, soil and subsurface ground and water conditions; and (iii) do not have conditions present thereon that presently will result in claims or other liabilities, under Applicable Environmental Laws, or under common law, for damages to health, safety or the environment. Except as described on the Disclosure Schedule and as could not reasonably be expect to have a Material Adverse Effect, without limitation of the foregoing or of Section 3(l) below, the Properties are in compliance with all material obligations under the Basic Documents (as defined below) concerning health, safety, and environment, including, but not limited to, obligations to maintain the air, soil and subsurface, site clean-up and other remediation requirements.

(l)            Leases. Seller has paid its share of all royalties and other payments under the oil, gas and/or mineral leases included in the Properties (the “Leases”), except for royalties held in suspense in accordance with applicable Law. Except as described on the Disclosure Schedule, to the Knowledge of Seller, neither Seller nor any lessor is in breach or default and no situation exists which with the passing of time or giving of notice would create a breach or default, of its obligations under any Lease, except (in each case) as could not reasonably be expected to have a Material Adverse Effect.

(m)          Material Contracts; Operations. Excluding any Leases and any Seller Loan Document (below defined) and any contracts entered into in connection with taking actions permitted under Section 5(b) hereof, the Disclosure Schedule contains a list of all Contracts of the type described below to which Seller is a party and that relate to the Properties (collectively, all of such contracts, the “Material Contracts”):

(i)            any Contract that can reasonably be expected to result in aggregate payments by Seller of more than twenty-five thousand and no/100 Dollars ($25,000.00) during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(ii)           any Contract that can reasonably be expected to result in aggregate revenues to Seller of more than twenty-five thousand and no/100 Dollars ($25,000.00) during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(iii)          any indenture, mortgage, loan, credit or sale-leaseback or similar contract that can reasonably be expected to result in aggregate payments by Seller of more than twenty-five thousand and no/100 Dollars ($25,000.00) during the current or any subsequent fiscal year;

(iv)          any Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than twenty-five thousand and no/100 Dollars ($25,000.00);

(v)           any hedge, swap or similar Contract; and

(vi)          any Contract with any Affiliate of Seller that will not be terminated prior to Closing.

To Seller’s Knowledge, Seller is not in breach or default (and no situation exists which with the passing of time or giving of notice would create a breach or default) of its obligations under the Material Contracts or under any operating agreements or unitization, pooling, and/or communitization agreements, declarations, designations and/or orders relating to the Properties, except (in each case) as could not reasonably be expected to have a Material Adverse Effect. To Seller’s Knowledge, no breach or default by any third party (and no situation which with the passing of time or giving of notice would create a breach or default) exists, except (in each case) as could not reasonably be expected to have a Material Adverse Effect.

(m)          Permits. Except as could not reasonably be expected to have a Material Adverse Effect,Seller has all material governmental licenses and permits necessary or appropriate to own and operate the Properties as presently being owned and operated, and such licenses and permits are in full force and effect and there have not been any violations with respect to any such licenses or permits.

(n)           Compliance with Laws. Except as could not reasonably be expected to have a Material Adverse Effect, Seller has owned and operated the Properties in compliance with all laws, rules, regulations and orders of all governmental agencies (collectively, “Laws”) having jurisdiction.

(o)           Tax Partnerships. None of the Properties is subject to a tax partnership, including, without limitation, none of such Properties are subject to any operating agreement or other arrangement under which the parties thereto have not made an effective election pursuant to Section 761 of the Internal Revenue Code of 1986 (herein called the “Internal Revenue Code”), and the Treasury Regulations promulgated thereunder, to be excluded from the application of Subchapter K, Chapter 1, Subtitle A, of the Internal Revenue Code.

(p)           No Material Misstatement. No representation or warranty made by Seller in this Agreement, and no statement of Seller contained in any document, certificate or other writing or other materials furnished or to be furnished by or on behalf of Seller pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. To Seller’s Knowledge, there is no matter which has not been disclosed to Buyer which materially and adversely affects or, so far as Seller can now reasonably foresee, will materially and adversely affect the Properties or the consummation of the transactions contemplated hereby.

(q)           Not a Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 (or similar provisions) of the Internal Revenue Code (i.e., no Seller is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder).

(r)            Consents and Preferential Purchase Rights. Except as set forth in the Disclosure Schedule, there are no Preferential Rights (below defined) or Consents (below defined) of third parties, with respect to any of the Properties that are applicable to the transactions contemplated hereby, including the consummation of such transactions.

4.             Representations of Buyer. Buyer represents to Seller that:

(a)           Organization and Qualification. Whittier Energy Company is a Nevada corporation, duly organized and legally existing and in good standing under the laws of the State of Nevada. Premier Natural Resources, LLC, is a Delaware limited liability company, duly organized and legally existing and in good standing under the laws of the State of Delaware.

(b)           Due Authorization. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

(c)           Approvals. Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby by Buyer, nor the compliance by Buyer with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer. Buyer makes no representations in connection with the transactions contemplated hereby with respect to approvals related to the transfer by Seller of Properties, including, but not limited to, Routine Governmental Approvals, consents to assign contained in leases and other instruments, or preferential rights to purchase.

(d)           Valid, Binding and Enforceable. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(e)           No Litigation. There are no pending suits, actions, or other proceedings in which Buyer is a party (or, to Buyer’s knowledge, which have been threatened to be instituted against Buyer), which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f)            Sufficient Funds. Buyer has sufficient funds with which to pay the Purchase Price and consummate the transactions contemplated by this Agreement.

(g)           Regulatory. Buyer is now (or will be as of the date for Closing set forth in Section 10(a)), and hereafter (or thereafter) shall continue to be, qualified to own and assume operatorship of the Leases, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any applicable Laws, Buyer currently has (or will have as of the date for Closing set forth in Section 10(a)), and will hereafter (or thereafter) continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of such Leases.

(h)           Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, except for the express representations and warranties of Seller contained herein, Buyer (i) has relied or shall rely solely on its own independent investigation and evaluation of the Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by Seller, and (ii) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Properties. Buyer has no knowledge of any fact that results in the material breach of any representation, warranty or covenant of Seller given hereunder with respect to which Buyer has not provided Seller written notice.

(i)            Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Properties for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

5.             Certain Covenants of Seller Pending Closing. Between the date of this Agreement and the Closing Date:

(a)           Access by Buyer.

(i)            Records. During business hours, Seller will give Buyer, and the authorized representatives of Buyer, access to Seller’s files, records and data pertaining to the ownership and/or operation of the Properties (including, without limitation, title records, lease files, division order files, surveys and maps, contracts and contract files, production marketing records, correspondence files, geological, geophysical and seismic records, data and information, well files and production records, production and severance tax records, ad valorem tax records, production accounting records, environmental records and regulatory and regulatory compliance records). Buyer may make copies of such records, at its cost, but shall, if Seller so request, return (or if Buyer so elects, destroy) all copies so made if the Closing does not occur. Notwithstanding the foregoing, Seller shall not be obligated to provide Buyer with access to any records or data where such access would breach a confidentiality agreement with a third party; provided that, if requested by Buyer, Seller will use its reasonable best efforts to attempt to obtain a release of such confidentiality restriction.

(ii)           Physical Inspection. Subject to the other provisions of this Section 5(a), Seller shall provide Buyer and Buyer’s authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to Seller, with physical access to the Properties for the purpose of inspecting same; provided that such access shall be at Buyer’s sole cost and liability. Buyer recognizes that some or all of the Properties may be operated by parties other than Seller and that Seller’s ability to obtain access to such properties, and the manner and extent of such access, is subject to such third parties’ approval.

(iii)          Environmental Inspections. Buyer shall be entitled to conduct environmental property assessments with respect to the Properties. Seller or its designee shall have the right to accompany Buyer and Buyer’s representatives whenever they are on site on the Properties and also to collect split test samples if any are collected. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence with respect to any Properties where Seller does not have the authority to grant access for such due diligence (provided, however, Seller shall use its reasonable best efforts to obtain permission from any applicable third party to allow Buyer and Buyer’s representatives such access).

(iv)          Coordination of Inspections. Buyer shall coordinate its environmental property assessments and physical inspections of the Properties to minimize any inconvenience to or interruption of the conduct of business by Seller and its co-owners of the Leases and other lands included in the Properties. Buyer shall abide by Seller’s and any third party operator’s safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Properties including any environmental or other inspection or assessment of the Properties. Buyer hereby defends, indemnifies and holds each of the operators of the Properties and Seller Group (below defined) harmless from and against any and all Losses (below defined) arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Buyer or any Buyer’s representative with respect to the Properties and Seller’s records pertaining thereto, even if such Losses arise out of or result from the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of law of or by a member of Seller Group, excepting only Losses actually resulting on the account of the gross negligence or willful misconduct of a member of Seller Group.

(v)           Copies of Reports. Buyer agrees to promptly provide Seller, but in no less than five (5) days after receipt or creation, copies of all final reports and test results, prepared by Buyer and/or any of Buyer’s representatives and which contain data collected or generated from Buyer’s due diligence with respect to the Properties. Seller shall not be deemed by its receipt of said documents or otherwise to have made representation or warranty, expressed, implied or statutory, as to the condition to the Properties or to the accuracy of said documents or the information contained therein.

(vi)          Restoration of Properties. Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense, (A) close all bore holes from its environmental property assessment (B) repair all damage done to the Properties in connection with Buyer’s due diligence, (C) restore the Properties to the approximate same condition than it was prior to commencement of Buyer’s due diligence and (D) remove all equipment, tools or other property brought onto the Properties in connection with Buyer’s due diligence. Any disturbance to the Properties (including, without limitation, the real property associated with such Properties) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

(vii)         Confidentiality Agreement. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary but subject to the next sentence of this Section 5(a)(vii), the terms of the Confidentiality Agreement dated January 23, 2006 between Buyer and Seller (the “Confidentiality Agreement” shall remain in full force and effect with respect to information obtained by Buyer regarding the Properties. If Closing of the transaction contemplated under the terms of this Agreement occurs, the Confidentiality Agreement shall terminate (which termination shall be effective as of Closing).

(b)           Interim Operation. Except as set forth in the Disclosure Schedule and except as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer, Seller agrees that from and after the date hereof until Closing, to (i) operate the Properties in the usual, regular and ordinary manner consistent with past practice; (ii) not transfer, sell, mortgage, pledge or dispose of any material portion of the Properties other than the sale and/or disposal of hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Properties or for which equivalent replacement equipment has been obtained, and (iii) except in connection with emergency operations, make or become liable for any capital expenditures with respect to the Properties which individually or in the aggregate exceeds twenty-five thousand and no/100 Dollars ($25,000.00). Buyer acknowledges Seller owns undivided interests in certain of the properties comprising the Properties that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other working interests owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of this Section 5(b), nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 5(b). Except for those disclosed (including the authorities for expenditures) on the Disclosure Schedule (with respect to which Seller may take the action or actions disclosed in connection therewith on such Disclosure Schedule), Seller will not, without Buyer’s consent (which consent will not be unreasonably withheld or delayed), propose or conduct the drilling of any additional wells, or propose or conduct the deepening, plugging back, reworking or abandoning of any existing wells, or propose or conduct any other operations which require consent under the applicable operating agreement where the cost thereof (with respect to Seller’s interest) is reasonably expected to exceed twenty-five thousand and no/100 Dollars ($25,000.00). Except for those disclosed (including the authorities for expenditures) on the Disclosure Schedule (with respect to which Seller may take the action or actions disclosed in connection therewith on such Disclosure Schedule), Seller will advise Buyer of any such proposals made by other parties, and will consult with Buyer concerning such proposals, and will respond in the manner required by Buyer; provided that, if the period for responding to such a proposal extends beyond the Closing Date, Seller will not respond to such proposal unless the Closing does not occur prior to the next to last day allowed to respond (in which case Seller shall respond in the manner required by Buyer). Seller will not modify any Lease or any Material Contract included in or relating to the Properties or enter into any new Material Contract relating to the Properties without Buyer’s consent, other than production sales contracts, or other marketing related agreements, which terminate, or can be terminated, (in each case without penalty or other detriment) in thirty-one (31) days or less. Seller will remain as operator of the Properties shown on the Disclosure Schedule as being operated by Seller.

(c)           Preferential Rights and Consents. Seller will use its reasonable best efforts to obtain from all parties holding either (i) preferential rights to purchase (“Preferential Rights”) or (ii) rights to consent (“Consents”) which would be applicable to the transactions contemplated hereby (and in accordance with the documents creating such rights) execution of waivers of such Preferential Rights and Consents. If a party from whom a  waiver of a Preferential Right is requested refuses to give such waiver and validly exercises its preferential purchase right, then Seller will tender to such party the required interest in the Property (at a price equal to the amount specified in Schedule I hereto for such Property, reduced appropriately, as determined by mutual agreement of Buyer and Seller, if less than the entire Property must be tendered), and such interest in such Property will be excluded from the transaction contemplated hereby and the Base Purchase Price will be adjusted downward by the amount of the price at which it was so tendered; provided that if such a party who exercises a Preferential Right fails to conclude its purchase of the applicable interest pursuant to such exercise within ninety (90) days following the Closing, then Seller shall notify Buyer and Buyer shall have thirty (30) days after receipt of such notice to elect to acquire (but shall have no obligation to acquire) such interest for the price at which such party was tendered the same, as provided above, and otherwise on the same terms provided herein.

(d)           Covenants to Close. As promptly as practicable after the execution of this Agreement, Seller shall use its reasonable best efforts to (i) obtain the approval of the holders of a majority of the outstanding shares of capital stock of Seller entitled to vote on matters submitted to Seller’s stockholders authorizing the execution and performance by Seller of this Agreement and the transactions contemplated hereby; (ii) prepare and file with the Securities and Exchange Commission (the “SEC”) a Preliminary Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or if required by law to obtain the approval contemplated in the foregoing clause (i), a Preliminary Proxy Statement pursuant to Section 14(a) of the Exchange Act, providing notice of and describing such approval in the manner required by the Exchange Act, the Nevada Revised Statutes and the articles of incorporation and bylaws of Seller; (iii) respond promptly to comments delivered by the SEC, if any, with respect to the Information Statement or Proxy Statement, as the case may be; and (iv) deliver the definitive Information Statement or Proxy Statement, as the case may be, to every security holder of each class of equity security that is entitled to vote or give an authorization, proxy or consent in regard to the execution and performance by Seller of this Agreement and take such other actions as may be required by the Exchange Act, Nevada law, and the articles of incorporation and bylaws of Seller to obtain the approval of shareholders contemplated in the foregoing clause (i) as soon as reasonably practicable.

6.             Due Diligence Reviews.

(a)           Review By Buyer.

i)              Determination of Defects. Buyer may conduct, at its sole cost, such title examinations or investigations, environmental assessments and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Properties in order to determine whether Defects exist. Should, as a result of such examinations and investigations, or otherwise, one or more matters come to Buyer’s attention which would constitute a Defect, and should there be one or more of such Defects which Buyer is unwilling to waive and close the transaction contemplated hereby notwithstanding the fact that such Defects exist, Buyer may notify Seller in writing of such Defects as soon as is practicable but in any event no later than ten (10) days prior to Closing (such Defects of which Buyer so provides notice are herein called “Asserted Defects” and such time by which Buyer must notify Seller in writing, the “Defect Claim Date”). Such notification shall include, for each Asserted Defect, (i) a description of the Asserted Defect and the wells and/or units and/or Drilling Location or other Property to which it relates, along with all supporting documentation reasonably necessary to fully describe the basis for the Defect, (ii) for each applicable well, unit, Drilling Location or other Property identified pursuant to (i) above, the size of any variance from “Net Revenue Interest” or “Working Interest” which does or could result from such Asserted Defect and (iii) the amount by which Buyer reasonably would propose to adjust the Base Purchase Price based upon the cost to cure or remediate such Asserted Defect. Buyer shall also promptly furnish Seller with written notice of any Title Benefit (below defined) that is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Properties prior to the Defect Claim Date. If a third party asserts a claim with respect to the Properties, or otherwise alleges the existence of a matter which would be a Defect, Seller shall notify Buyer of such fact promptly, and in any event on or before the earlier of the Closing Date or five days after such assertion; any such matter of which Buyer so receives, or should have received, notice of may be asserted as an Asserted Defect at any time up to Closing.

(ii)           Defect Claim Threshold. Notwithstanding any other provision herein, no adjustments to the Base Purchase Price shall be made for Asserted Defects unless the aggregate values of all such Asserted Defects , net of the values of all asserted Title Benefits (whether by Buyer or Seller) equals more than Fifty Thousand and no/100 Dollars ($50,000.00) (“Threshold Amount”). If such aggregate amount is less than the Threshold Amount, then no adjustment to the Base Purchase Price or exclusion of Properties shall be made in any respect . If such amount exceeds in the aggregate the Threshold Amount, the total value of all Asserted Defects , including those below the Threshold Amount, may be considered in all respects as concerns price adjustment.

Similarly, notwithstanding any other provision herein, no adjustments to the Base Purchase Price shall be made for Title Benefits asserted by Seller and/or Buyer unless the aggregate values of all such asserted Title Benefits (net of the values of Title Benefits used to reduce the values of Defects as provided above) equals more than the Threshold Amount. If such amount is less than the Threshold Amount, then no adjustment to the Base Purchase Price shall be made in any respect. If such amount exceeds the Threshold Amount, the total value of all asserted Title Benefits (net of those Title Benefits used to reduce the values of Defects as provided above), including those below the Threshold Amount, may be considered in all respects as concerns price adjustment.

(b)           Nature of Defects. The term “Defect” as used in this Section shall mean the following:

(i)            NRI or WI Variances. Seller’s ownership of the Properties is such that, with respect to a well, unit, lease or Drilling Location, it (A) entitles Seller to receive a decimal share of the oil, gas and other hydrocarbons produced from such well, unit, lease or Drilling Location, which is less than the decimal share set forth on Schedule I in connection with such well, unit, lease or Drilling Location in the column headed “Net Revenue Interest” or (B) causes Seller to be obligated to bear a decimal share of the cost of operation of such well, unit, lease or Drilling Location greater than the decimal share set forth on Schedule  I in connection with such well, unit, lease or Drilling Location in the column headed “Working Interest” (without at least a proportionate increase in the share of production to which Seller is entitled to receive therefrom).

(ii)           Liens. Seller’s ownership of a Property is subject to a lien or other encumbrance other than a Permitted Encumbrance (below defined).

(iii)          Imperfections in Title. Seller’s ownership of a Property is subject to an imperfection in title which, if asserted, would cause a Defect, as defined in subparagraph (i) above, to exist, or would otherwise materially interfere or restrict Buyer’s use, operation, ownership or benefit thereof (as currently used, operated and owned).

(iv)          Representation Untrue. Any representation set forth in Section 3 above is not true and correct.

(v)           Consents. Seller’s ownership of a Property is subject to a Consent which has not been waived.

Further, notwithstanding any other provisions herein, the term “Defect” shall include only those matters which could reasonably be expected to have an adverse economic effect of more than five thousand dollars ($5,000.00) on the value to Buyer of a single Property.

(c)           Seller’s Response. In the event that Buyer timely notifies Seller of Asserted Defects:

(i)            Cure. Seller may (but shall have no obligation to) attempt to cure, prior to Closing, one or more Asserted Defects.

(ii)           Postpone Closing. Whether or not Seller has then begun to, or ever begins to, cure one or more Asserted Defects (and whether or not Seller has elected option (iii) below with respect to one or more Asserted Defects), Seller may postpone the Closing by designating a new Closing Date not later than June 30, 2006, so that it may attempt to cure one or more Asserted Defects. Notwithstanding any such election to postpone Closing, Seller shall still have no obligation to cure Asserted Defects.

(iii)          Adjustment. Notwithstanding any other election made under this Section (without limitation, it being expressly recognized that Seller may attempt to cure Asserted Defects while acting under this election), Seller may elect to have one or more Asserted Defects handled under Section  7 below.

(iv)          Dispute Resolution. If, prior to Closing, Seller provides written notice to Buyer that Seller, in good faith, disputes that an Asserted Defect is a Defect, Seller and Buyer shall attempt to resolve such dispute, by negotiation among senior executives of their companies who have authority to settle the controversy, within five (5) business days. If the parties are unable to resolve the dispute in such time period, then it shall be submitted to expedited binding arbitration in accordance with Section 17(l).

(d)           Covered by Representations, Agreements. Notwithstanding the procedures set forth in this Section and any adjustments that may be made to the Base Purchase Price or any exclusions of Properties (in each case) pursuant to Section 7 below and notwithstanding anything in the Post-Closing Escrow Agreement (below defined) to the contrary, to the extent that an Asserted Defect or Post-Closing Asserted Defect (as defined in the Post Closing Escrow Agreement) is covered by a representation or indemnification or other agreement of Seller set forth in this Agreement, then such Asserted Defect and/or Post-Closing Asserted Defect shall be deemed a disclosure and exception to such representation or indemnification or other agreement. In no event shall either party be entitled to duplicate compensation with respect to any Defect, Loss or any breach of representation, warranty or agreement herein asserted under the terms of this Agreement, even though such Defect, Loss or breach may be addressed by more than one provision of this Agreement.

(e)           Definitions.

(i)            As used in this Agreement the term “Permitted Encumbrances” shall mean:

(A)          lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests, and similar burdens upon, measured by, or payable out of production if the net cumulative effect of such burdens does not (and will not under the existing terms of the documents creating such burdens) operate to reduce the Net Revenue Interest of Seller in any well, unit or Drilling Location to an amount less than the Net Revenue Interest set forth on Schedule I for such well, unit or Drilling Location and does not obligate Seller to bear a Working Interest for such well unit or Drilling Location in any amount greater than the Working Interest set forth on Schedule I for such well, unit or Drilling

Location (unless the Net Revenue Interest for such well, unit or Drilling Location is greater than the Net Revenue Interest set forth on Schedule I in the same proportion as any increase in such Working Interest);

(B)           liens for taxes or assessments not yet due or delinquent;

(C)           Routine Governmental Approvals;

(D)          conventional rights of reassignment;

(E)           such Title Defects as Buyer may have waived;

(F)           all applicable Laws, and rights reserved to or vested in any governmental authority with respect to the Properties;

(G)           rights of a common owner of any interest in rights-of-way or easements currently held by Seller and such common owner as tenants in common or through common ownership to the extent that the same does not materially impair the use or operation of the Properties as currently used and operated;

(H)          easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Properties for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment which do not materially impair the use, ownership or operation of the Properties as currently owned and operated;

(I)            vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

(J)            liens created under leases and/or operating agreements or by operation of Law in respect of obligations that are not yet due;

(K)          any encumbrance affecting the Properties which is discharged by Seller at or prior to Closing (including any liens created by the Seller’s Loan Documents);

(L)           any matters referenced on Exhibit A or Schedule I, as applicable, and all litigation referenced in the Disclosure Schedule;

(M)         matters that would otherwise be Asserted Defects but that do not meet the thresholds set forth in Section 6(a)(ii);

(N)          the Leases and all other liens, charges, encumbrances, Contracts, agreements, instruments, obligations, defects, and irregularities affecting the Properties that (1) individually or in the aggregate are not such as to materially interfere with the ownership, operation or use of any of the Properties (as currently owned and operated), do not operate to reduce the Net Revenue Interest of Seller in any well, unit or Drilling Location to an amount less than the Net Revenue Interest set forth on Schedule I for such well, unit or Drilling Location, (2) do not obligate Seller to bear a Working Interest for such well unit or Drilling Location in any amount greater than the Working Interest set forth on Schedule I for such well, unit or Drilling Location (unless the Net Revenue Interest for such well, unit or Drilling Location is greater than the Net Revenue Interest set forth on Schedule I in the same proportion as any increase in such Working Interest), and (3) otherwise do not materially affect Buyer’s use, ownership or operation of the Properties (as currently used, owned and operated).

(ii)           The term “Seller’s Loan Documents” shall mean any and all indebtedness secured directly or indirectly by the interest of Seller in the Properties including the following:

•That certain Amended and Restated Credit Agreement dated January 15, 2004 by and between Highbridge/Zwirn Special Opportunities Fund LP, as collateral agent and administrative agent for Lenders and Imperial Petroleum, Inc. and subsidiaries, as Borrower, including Amendments Number One and Two; and

•That certain that Forbearance Agreement dated November 29, 2005 by and between D.B. Zwirn/Highbridge, as agent for Lenders and Imperial Petroleum, Inc. and subsidiaries, as Borrower, including the Waiver Agreement dated February 17, 2006.

(iii)          The term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller in any well, unit or Drilling Location above that shown for such well, unit or Drilling Location, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown on Schedule I.

(iv)          The term “Affiliate” shall mean any person or entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person or entity. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

(f)            Seller’s Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit and the wells, units and/or Drilling Locations or other Property to which it relates, along with all supporting documentation reasonably necessary to fully described the basis for the Title Benefit, (ii) for each applicable well, unit, Drilling Location or other Property identified pursuant to (i) above, the size of any variance from “Net Revenue Interest” or Working Interest” which results from such Title Benefit, and (iii) the amount by which Seller would propose in good faith to adjust the Base Purchase Price. Subject to Buyer’s obligation under Section 6(a), Seller shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Defect Claim Date.

(g)           Remedies for Title Benefits. Subject to Section 6(a)(ii), with respect to each well, unit or Drilling Location affected by a Title Benefit reported under Section 6(a)(i) or Section 6(f), the Base Purchase Price shall be increased by an amount equal to the increase in the value set forth in Schedule 1 for such well, unit or Drilling Location caused by such Title Benefits, as determined pursuant to Section 7(a).

7.             Certain Price Adjustments. In the event that, as a part of the due diligence reviews provided for in Section 6 above, Asserted Defects are raised by Buyer and Seller is unable (or unwilling) to cure such Asserted Defects prior to Closing, or in the event that Seller or Buyer has asserted a Title Benefit, or in the event that Seller has elected (pursuant to Section 14) to treat an Oil and Gas Property affected by a casualty loss as if it was Property affected by an Asserted Defect, then:

(a)           Buyer and Seller shall, with respect to each Property affected by such matters, for a period of five (5) business days, attempt, in good faith, to agree upon the existence of any Asserted Defects and/or Title Benefits and, as applicable, an appropriate downward (or upward, in the case of a Title Benefit) adjustment of the  Base Purchase Price to account for such matters; provided that if (i) the Alleged Defect is an encumbrance or lien that is undisputed and liquidated in amount, then the downward adjustment to the Base Purchase Price shall be the amount necessary to be paid to remove the Alleged Defect from the affected  Property, (ii) the Alleged Defect represents a discrepancy between (A) the Net Revenue Interest for any well, unit or Drilling Location and (B) the Net Revenue Interest stated in Schedule I for such well, unit or Drilling Location, then the downward adjustment to the Base Purchase Price shall be the product of the amount set forth on Schedule I with respect to such well, unit or Drilling Location multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Schedule I and (iii) the Title Benefit represents a discrepancy between (A) the Net Revenue Interest for any well, unit or Drilling Location and (B) the Net Revenue Interest stated in Schedule I for such well, unit or Drilling Location, then the upward adjustment to the Base Purchase Price shall be the product of the amount set forth on Schedule I with respect to such well, unit or Drilling Location multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Schedule I; or

(b)           with respect to each Property as to which Buyer and Seller are unable to agree upon the existence of an Asserted Defect and/or Title Benefit and/or an appropriate adjustment with respect to all such matters affecting such Property, then (unless Buyer elects to waive all Asserted Defects with respect to such Property prior to Closing) such Property will be excluded from the transaction contemplated hereby, and the  Base Purchase Price will be reduced (or increased in the case of a Title Benefit) by the amount set forth on Schedule  I to the wells and/or Drilling Locations plus the amount set forth on Schedule I to the units in which such Property participates; and

(c)           notwithstanding anything to the contrary in this Agreement, the aggregate downward adjustment to the Base Purchase Price for any title Defect attributable to any Property shall not exceed the amount set forth in Schedule I with respect to such Property.

8.             Conditions Precedent to the Obligations of Buyer to Close. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met:

(a)           Representations True and Correct. Each and every representation of Seller under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Buyer; PROVIDED, HOWEVER, IN THE EVENT LESS THAN ALL REPRESENTATIONS OF SELLER ARE TRUE AND CORRECT IN ALL MATERIAL RESPECTS AT CLOSING, AND IF BUYER DOES NOT WAIVE SUCH CLOSING REQUIREMENT, SELLER NONETHELESS MAY ELECT TO EXTEND THE CLOSING DATE FOR UP TO THIRTY (30) DAYS (“EXTENDED CLOSING DATE”), DURING WHICH TIME SELLER SHALL TAKE GOOD FAITH EFFORTS TO CURE SUCH FAILURE OF REPRESENTATION SUCH THAT EACH AND EVERY REPRESENTATION OF SELLER UNDER THIS AGREEMENT SHALL BE TRUE AND ACCURATE IN ALL MATERIAL RESPECTS AS OF SUCH EXTENDED CLOSING DATE, AND IF NOT TRUE AT THE EXTENDED CLOSING DATE, BUYER MAY DECLINE TO CLOSE.

(b)           Compliance with Covenants and Agreements. Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

(c)           Price Adjustment Limitations. The aggregate downward adjustment (if any) of the  Base Purchase Price which results from the procedures set forth in Sections  5(c), 7 and 14 does not exceed fifteen percent (15%) of the Base Purchase Price.

(d)           Litigation. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement, other than litigation instituted by Buyer or any Affiliate of Buyer.

(e)           Material Adverse Change. No material portion of the Properties (taken as a whole) shall have been destroyed (or damaged to the extent that their use or value is materially adversely affected) by fire or other casualty.

(f)            Release of Seller’s Loan Documents. Without limitation as to any other release or encumbrance to be furnished by Seller at Closing, Seller shall deliver to Buyer at

Closing a full release of Seller’s Loan Documents to the extent of any encumbrance or security interest in the Property created by Seller’s Loan Documents.

(g)           Seller Shareholder Approval. Seller shall have (i) obtained the approval of the holders of a majority of the outstanding shares of capital stock of Seller entitled to vote on matters submitted to Seller’s stockholders authorizing the execution and performance by Seller of this Agreement and the transactions contemplated hereby; (ii) prepared and filed with the Securities and Exchange Commission (the “SEC”) a Preliminary Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or if required by law to obtain the approval contemplated in the foregoing clause (i), a Preliminary Proxy Statement pursuant to Section 14(a) of the Exchange Act, providing notice of and describing such approval in the manner required by the Exchange Act, the Nevada Revised Statutes and the articles of incorporation and bylaws of Seller; (iii) responded promptly to comments delivered by the SEC, if any, with respect to the Information Statement or Proxy Statement, as the case may be; and (iv) delivered the definitive Information Statement or Proxy Statement, as the case may be, to every security holder of each class of equity security that is entitled to vote or give an authorization, proxy or consent in regard to the execution and performance by Seller of this Agreement and take such other actions as may be required by the Exchange Act, Nevada law, and the articles of incorporation and bylaws of Seller to obtain the approval of shareholders contemplated in the foregoing clause (i) as soon as reasonably practicable.

If the condition described above in Section 8(g) is not met as of the Closing Date, this Agreement shall terminate on the Closing Date. In the event of such a termination, the parties shall have no further obligations or liabilities to one another hereunder or in connection with the transactions contemplated hereby other than: (i) the obligation of Buyer to reimburse Seller for the costs as provided in Section 9(f) of this Agreement and (ii) the obligations under the Confidentiality Agreement and Section 13 hereof, which will survive such termination.

Unless this Agreement is terminated as a result of the condition in Section 8(g) not being met, if any of the other conditions in this Section 8 is not met as of the Closing Date, and if such condition (other than the condition set forth in Section 8(c) above) could reasonably be expected to have an adverse economic effect on the value of the Properties (taken as a whole) to Buyer greater than fifty thousand dollars ($50,000.00) and Buyer is not in material breach of its obligations hereunder in the absence of Seller being in breach of its obligations hereunder, this Agreement may, at the option of Buyer, be terminated by written notice to Seller. In the event such a termination a occurs, the parties shall have no further obligations or liabilities to one another hereunder or in connection with the transactions contemplated hereby (other than the obligations under the Confidentiality Agreement and Section 13 hereof, which will survive such termination).

9.             Conditions Precedent to the Obligations of Seller to Close. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the each of the following conditions being met:

(a)           Representations True and Correct. Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of Closing and shall at and as of such time of Closing be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Seller.

(b)           Compliance With Covenants and Agreements. Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c)           Litigation. No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement, other than litigation instituted by Seller or any Affiliate of Seller.

(d)           Price Adjustment Limitations. The aggregate downward adjustment (if any) of the  Base Purchase Price which results from the procedures set forth in Sections 5(c), 7 and 14 does not exceed fifteen percent (15%) of the Base Purchase Price.

(e)           Seller Shareholder Approval. Seller shall have (i) obtained the approval of the holders of a majority of the outstanding shares of capital stock of Seller entitled to vote on matters submitted to Seller’s stockholders authorizing the execution and performance by Seller of this Agreement and the transactions contemplated hereby; (ii) prepared and filed with the Securities and Exchange Commission (the “SEC”) a Preliminary Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or if required by law to obtain the approval contemplated in the foregoing clause (i), a Preliminary Proxy Statement pursuant to Section 14(a) of the Exchange Act, providing notice of and describing such approval in the manner required by the Exchange Act, the Nevada Revised Statutes and the articles of incorporation and bylaws of Seller; (iii) responded promptly to comments delivered by the SEC, if any, with respect to the Information Statement or Proxy Statement, as the case may be; and (iv) delivered the definitive Information Statement or Proxy Statement, as the case may be, to every security holder of each class of equity security that is entitled to vote or give an authorization, proxy or consent in regard to the execution and performance by Seller of this Agreement and take such other actions as may be required by the Exchange Act, Nevada law, and the articles of incorporation and bylaws of Seller to obtain the approval of shareholders contemplated in the foregoing clause (i) as soon as reasonably practicable.

(f)            Reimbursement of Shareholder Approval Costs. Buyer shall reimburse Seller at Closing for the costs incurred by Seller in obtaining or attempting to obtain the shareholder approval recited in Sections 8(g) and 9(e) of this Agreement up to a maximum amount of twenty-five thousand dollars ($25,000.00).

If the condition described above in Section 9(e) is not met as of the Closing Date, this Agreement shall terminate on the Closing Date. In the event of such a termination, the parties shall have no further obligations or liabilities to one another hereunder or in connection with the transactions contemplated hereby other than: (i) the obligation of Buyer to reimburse Seller for the costs as provided in Section 9(g) of this Agreement and (ii) the obligations under the Confidentiality Agreement and Section 13 hereof, which will survive such termination.

Unless this Agreement is terminated as a result of the condition in Section 9(e) not being met, if any such condition on the obligations of Seller under this Agreement is not met as of the Closing Date, and Seller is not in material breach of its obligations hereunder in the absence of Buyer being in breach of its obligations hereunder, this Agreement may, at the option of Seller, be terminated by written notice to Buyer. In the event such a termination occurs, the parties shall have no further obligations or liabilities to one another hereunder or in connection with the transactions contemplated hereby (other than the obligations under the Confidentiality Agreement and under Section 13 hereof, which will survive such termination).

10.           Closing.

(a)           Actions At Closing. The closing (herein called the “Closing”) of the transaction contemplated hereby shall take place in the offices of Vinson & Elkins L.L.P. located at First City Tower, 1001 Fannin Street, Suite 2300, Houston, Texas 77002 at 10:00 a.m. local time on June 30, 2006 (“Closing Date”). The term Closing Date shall include such other date and time (i) as Buyer and Seller may mutually agree upon or (ii) to which the Closing may be postponed pursuant to Sections 6(c)(ii) or 8(a) above. At the Closing:

(i)            Delivery of Conveyance. Seller shall execute, acknowledge and deliver to Whittier Energy Company a conveyance of the Properties designated to be conveyed to Whittier Energy Company in Schedule I. Seller shall execute, acknowledge and deliver to Premier Natural Resources, LLC a conveyance of the Properties designated to be conveyed to Premier Natural Resources, LLC in Schedule I. Each conveyance shall be  effective as of 7 o’clock a.m., Central Standard Time on February 1, 2006 (herein called the “Effective Date”). The conveyance to each of Whittier Energy Company and Premier Natural Resources, LLC shall be made on the form attached hereto as Schedule III (“Conveyance”).

(ii)           Federal and State Conveyance Forms. Seller shall execute (and, where required, acknowledge) and deliver to Buyer forms of conveyance or assignment as required by the applicable authorities for transfers of interests in state or federal leases included in the Properties.

(iii)          Letters in Lieu. Seller shall execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in form acceptable to both parties.

(iv)          Affiliate Contracts. Seller will terminate any contracts which Seller has with its Affiliates.

(v)           Turn Over Possession. Seller shall, to the extent Seller can do so, turn over possession of the Properties.

(vi)          Payment to Seller. Buyer shall deliver to the Seller, by wire transfer of immediately available funds to a single account designated by Seller in a bank located in the United States, an amount equal to ninety percent (90%) of the Purchase

Price. The remaining ten percent (10%) of the Purchase Price shall be delivered by Buyer, by wire transfer of immediately available funds, to that certain escrow account (“Escrow Account”) established by and between Seller, Buyer and Compass Bank, 2001 Kirby Drive, Houston, Texas 77019, Attention: Thomas Cleveland, Tel.: 713-831-5795, Facsimile: 713-831-5750, as Escrow Agent pursuant to the post-closing escrow agreement executed at Closing by Seller, Buyer and such Escrow Agent (“Post-Closing Escrow Agreement”). The Post-Closing Escrow Agreement shall provide that some or all of the amounts in the Escrow Account may, at or before termination of the Escrow Account, according to the terms of the Post-Closing Escrow Agreement, be disbursed to Buyer  as further outlined in the Post-Closing Escrow Agreement.,  The Post-Closing Escrow Agreement shall be executed at the Closing by the parties in the form attached hereto as Exhibit C. The Escrow Account will be distributed to Buyer and/or Seller, as appropriate, in accordance with the terms of the Escrow Agreement.

(vii)         Non Foreign Status Affidavit. Seller will execute and deliver to Buyer an affidavit or other certification (as permitted by such code) that such party is not a “foreign person” within the meaning of Section 1445 (or similar provisions) of the Internal Revenue Code of 1986 as amended (i.e., such party is not a non resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in such code and regulations promulgated thereunder).

(viii)        Seller’s Loan Documents. Seller shall obtain releases of all mortgages and liens affecting the Properties arising out of Seller’s Loan Documents.

(ix)           Opinion of Seller’s Counsel. Seller shall provide an opinion of its legal counsel, satisfactory to Buyer in its reasonable discretion, that (i) the affirmative vote of the holders of a majority of the outstanding shares of Seller’s common stock entitled to vote hereon is the only vote of any class of capital stock of the Company required by Nevada law or the certificate of incorporation or the bylaws of the Seller to authorize the execution and performance by Seller of this Agreement; and (ii) Seller has full corporate authority under Nevada law to consummate the transactions contemplated in this Agreement.

(b)           Post-Closing Actions.

(i)            Transfer of Files. Seller will deliver to Buyer, within five (5) business days after Closing, all of Seller’s files, records and data pertaining to the ownership and/or operation of the Properties (including, without limitation, title records, lease files, division order files, surveys and maps, contracts and contract files, production marketing records, correspondence files, geological, geophysical and seismic records, data and information, well files and production records, production and severance tax records, ad valorem tax records, production accounting records, environmental records and regulatory and regulatory compliance records), other than those which Seller cannot provide to Buyer without breaching confidentiality agreements with third parties (provided that Seller will reasonably cooperate with Buyer to obtain a release of such restriction or otherwise obtain access). Seller may, at its election, and at its expense, make and retain copies of any or all such files.

(ii)           Certain Disbursements. With respect to each Oil and Gas Property with respect to which Seller is disbursing proceeds of production attributable to other parties entitled thereto, (i) Seller shall continue to collect proceeds of production remitted to it up to the end of the month in which Closing occurs and shall be responsible for making disbursements, in accordance with its past practices of such proceeds of production so collected to the parties entitled to same, with any proceeds of production thereafter collected by Seller to be promptly forwarded to Buyer and (ii) Seller shall, as promptly as possible after Closing, deliver to Buyer (A) a copy of its “pay list” for each such Property and (B) a list of all parties for whom it is holding in suspense proceeds of production and (C) an amount equal to such proceeds so held in suspense.

11.           Certain Accounting Adjustments.

(a)           Adjustments for Revenues and Expenses. Adjustments shall be made between Buyer and Seller so that (i) Buyer will bear all expenses which are incurred in the operation of the Properties from and after the Effective Date, including, without limitation, all drilling costs, all capital expenditures, and all overhead charges due third party operators under applicable operating agreements and Buyer will receive all proceeds (net of applicable production, severance, and similar taxes) from sales of oil, gas and/or other minerals which are produced from (or attributable to) the Properties from and after the Effective Date, and (ii) Seller will bear all expenses which are incurred in the operation of the Properties before the Effective Date (provided, however, that Seller shall not be liable for the Agreed Payables), and Seller will receive all proceeds (net of applicable production, severance, and similar taxes) from the sale of oil, gas and/or other minerals which were produced from (or attributable to) the Properties and which were produced before the Effective Date. It is agreed that in making such adjustments, the Base Purchase Price shall be adjusted upward by an amount equal to the value of all oil, gas and natural gas liquids attributable to the Oil and Gas Properties that were in storage or pipelines as of the Effective Date and such value shall be based on the price Seller received for such production in February of 2006 if sold, or, in the case where such production was not sold during that month, such production shall be valued at a value based upon the average market price posted in the area for oil, gas or natural gas liquids of similar quality and grade in effect as of the Effective Date less all applicable royalties, taxes, gravity adjustments and transportation expenses necessary to market such production. It is further agreed that in making such adjustments, (A) ad valorem and similar taxes assessed for periods prior to the Effective Date shall be borne by Seller and ad valorem taxes assessed for periods on or after the Effective Date shall be borne by Buyer, (B) ad valorem and similar taxes assessed with respect to a period which the Effective Date splits shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date), (C) for the period between the Effective Date and Closing, Buyer shall bear only those expenses which are chargeable under the applicable operating agreement as direct costs or as third party operator overhead charges (or, in the absence of such an agreement, under the AAPL 610 Form (1989) Operating Agreement, with the COPAS (1984) Accounting Procedure (with the election “shall” in Article III having been elected and with no overhead fee being provided for) attached), (D)  Buyer shall not bear any expenses which result from the operation of the Properties in a manner which is not in accordance with Seller’s covenants contained herein, and (E) no consideration shall be given to the local, state or federal income tax liabilities of any party.

(b)           Initial Adjustment at Closing. At least five (5) days before the Closing Date, Seller shall provide to Buyer a statement (the “Closing Statement”) showing its computations of the amount of the adjustments to the Base Purchase Price provided for in subsection (a) above based on information in Seller’s possession at that time (which shall consist of actual receipts and disbursements to the extent available and estimates of remaining amounts, it being understood that such adjustments are to consider the full period up to Closing and it will be necessary to use estimates for some periods and/or amounts), and for any Asserted Defects or asserted Title Benefits as contemplated by Section 6. If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Seller, Buyer shall receive a credit at Closing for the net amount of such excess, and if the converse is true, then the amount to be paid by Buyer to Seller at Closing shall be increased by the net amount of such excess. Buyer and Seller shall attempt to agree in good faith upon such adjustments prior to Closing, provided that, if agreement is not reached, the average of the net adjustment resulting from Buyer’s computation and the net adjustment resulting from Seller’s computation shall be used at Closing (subject to further adjustment under subsection (c) and (d) below.

(c)           Adjustment Post Closing

(i)            Revised Closing Statement.On or before the ninetieth (90) day following the Closing, Seller shall deliver to Buyer a revised Closing Statement setting forth actual adjustments to Base Purchase Price. Each party shall provide the other such data and information as may be reasonably requested to permit Seller to prepare such revised Closing Statement or to permit Buyer to perform or cause to be performed an audit of such revised Closing Statement. The revised Closing Statement shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount and the nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the dispute evidenced by the Notice of Disagreement by mutual agreement, or otherwise in accordance with Section 11(e) below.

(ii)           Final Statement. If the amount of the Purchase Price as set forth on the Final Statement (below defined)  exceeds the amount of the estimated Purchase Price paid at the Closing, then Buyer shall pay to Seller the amount by which the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing within five (5) business days after the Final Settlement Date. If the amount of the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing, then Seller shall pay to Buyer the amount by which the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing within five (5) business days after the Final Settlement Date. The term “Final Statement” shall mean (i) if the revised Closing Statement becomes final pursuant to Section 11(c)(i), such revised Closing Statement, or (ii) upon resolution of any dispute regarding a Notice of Disagreement, the revised Closing Statement reflecting such resolutions, which the Parties shall issue, or cause the Accounting Arbitrator (below defined) to issue, as applicable, following such resolution.

(d)           Additional Adjustments. Should any additional items which would be the subject of adjustments provided for in subsection (a) above come to the attention of Buyer or Seller after such adjustments under subsection (c) above are concluded, such adjustments shall be made by appropriate payments from Buyer to Seller or from Seller to Buyer.

(e)           Accounting Arbitrator. If Seller and Buyer are unable to resolve the matters addressed in the Notice of Disagreement, each of Buyer and Seller shall within fourteen (14) business days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty-five pages or less and submit such summaries to the office of Al E. McClellan & Company, LLC, 10807 St. Mary’s Lane, Suite 200, Houston, Texas 77079, or such other party as the parties may mutually select (the “Accounting Arbitrator”), together with the Notice of Disagreement, the revised Closing Statement and any other documentation such party may desire to submit. Within twenty (20) business days after receiving the parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’ position or Buyer’s position with respect to each matter addressed in any Notice of Disagreement based on the materials described above and based upon the books and records of Seller with respect to the Properties. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the parties in any court of competent jurisdiction.

12.           Assumption and Indemnification.

(a)           Indemnity by Buyer. Subject to Seller’s indemnity set forth in Section 12(b) below, effective upon Closing, Buyer (i) assumes, and agrees to timely pay and perform, all duties, obligations and liabilities (including environmental liabilities) relating  to the ownership and operation of the Properties, whether accruing prior to, on and after the Closing Date (the “Assumed Obligations”) and (ii) releases, defends, indemnifies and holds Seller and its Affiliates, and the respective shareholders, directors, officers, employees, attorneys and agents of and such parties (collectively, the “Seller Group”) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and reasonable attorneys’ fees) of any kind or character (collectively, “Losses”) arising out of or otherwise relating to (A) the Assumed Obligations or (B) the breach of any representation or covenant of Buyer contained herein.

(b)           Indemnity by Seller. Effective upon Closing, Seller defends, indemnifies and holds Buyer and its Affiliates, and the respective shareholders, directors, officers, employees, attorneys and agents of such parties (collectively, the “Buyer Group”) harmless from and against any and all Losses, arising out of or otherwise relating to (i) the breach of any representation or covenant of Seller contained herein or (ii) any Loss attributable to any personal injury occurring in connection with Seller’s ownership or operation of the Properties prior to the Closing.

(c)           Limitations on Seller’s Indemnity. Notwithstanding anything herein to the contrary, Seller shall have no obligation or liability under Section 12(b) or otherwise in connection with the transactions contemplated by this Agreement, with respect to any Losses suffered by the Buyer Group, in the aggregate, in excess of the Base Purchase Price. Further, notwithstanding anything herein to the contrary, Seller shall have no obligation or liability under

Section 12(b). Buyer shall have no rights to any of the amounts in the Escrow Account in connection with a claim under Section 12(b) unless and until the aggregate amount of the Losses suffered by the Buyer Group , when combined with the value of Defects identified by Buyer but not asserted prior to Closing plus the value of Post-Closing Asserted Defects is more than the Threshold Amount; provided, however, that once such amount exceeds the Threshold Amount, then Seller shall be obligated to indemnify the Buyer Group for all such Losses in accordance with the terms of this Agreement. If Closing occurs, the express indemnities set forth in Section 12 and elsewhere in this Agreement and the parties’ rights under the Post-Closing Escrow Agreement shall be the exclusive remedies for the parties for the breach of any representation, warranty or covenant set forth in this Agreement.

(d)           Express Negligence. Without limiting or enlarging the scope of the indemnification and release provisions set forth in this Agreement, to the fullest extent permitted by Law, such provisions shall be applicable regardless of whether the liabilities, Losses, costs, expenses and damages in question arises out of or results from the sole, active, passive, concurrent or comparative negligence, strict liability or other fault of or by any indemnitee or released Person.

13.           No Commissions Owed. Seller agrees to defend, indemnify and hold harmless the Buyer Group from and against any and all Losses arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify and hold harmless the Seller Group from and against any and all Losses arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

14.           Casualty Loss.

(a)           Oil and Gas Properties. In the event of damage by fire or other casualty to the Properties prior to the Closing, this Agreement shall remain in full force and effect, and in such event (unless Seller elects to repair such damage, which Seller shall have no obligation to do, in which case all rights to insurance proceeds, and claims against third parties, related thereto shall belong to Seller) as to each such Property so damaged which is an Oil and Gas Property, at Seller’s election, either (i) such Property shall be treated as if it had an Asserted Defect associated with it and the procedure provided for in Section 7 shall be applicable thereto (in which case, unless Buyer and Seller agree to the contrary, all rights to insurance proceeds, and claims against third parties, related thereto shall belong to Seller), or (ii) the  Base Purchase Price will not be adjusted, and Seller shall assign to Buyer all claims against third parties with respect to such damage, and also shall use its reasonable effort, either to collect (and when collected pay over to Buyer) any insurance claims related to such damage, or assign to Buyer such insurance claims, and, in either event, Buyer shall take title to the Property affected by such loss without reduction of the  Base Purchase Price as a result thereof

(b)           Other Properties. As to each such Property so damaged which is other than an Oil and Gas Property, Seller shall, at Buyer’s election, either collect (and when collected pay over to Buyer) any insurance claims related to such damage, or assign to Buyer any insurance claims related to such damage, and Buyer shall take title to the Property affected by such loss without reduction of the  Base Purchase Price as a result thereof. In either event Seller shall assign to Buyer all claims against third parties with respect to such damage.

15.           Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by facsimile, or by registered or certified mail (postage prepaid), at the following addresses (or in the case of telecopy, facsimile number):

If to the Buyer:     Whittier Energy Company

333 Clay Street, Suite 700

Houston, Texas 77002

Attn: Dan Silverman

Chief Operating Officer

Fax No.: (713) 850 – 1879

With a copy to:

Louis J. Davis

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

Fax No. (713) 654 – 1871

And

Premier Natural Resources

One Summit Plaza

5727 South Lewis Avenue

Suite 200

Tulsa, Oklahoma 74105

Fax No. 918-878-5425

Attn:  J. C. Jacobsen, President and Chief Manager

If to Seller:             Imperial Petroleum, Inc.

329 Main Street, Suite 801

Evansville, Indiana  47708

Attn: Jeff Wilson

Fax No.:  (812) 876-1678

With a copy to:    Vinson & Elkins L.L.P.

1001 Fannin, Suite 2300

Houston, Texas  77002

Attn:  Robin S. Fredrickson

Fax No.:  (713) 615-5850

and shall be considered delivered on the date of receipt if during business hours, or, if not during business hours, on the next business day during business hours. Either the Buyer or Seller may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other parties, in the manner provided in this Section, at least two (2) days prior to the effective date of such change of address.

16.           Survival of Provisions, Certain Limitation on Liabilities. All representations, warranties and covenants contained made herein shall survive the Closing; provided that (a) such representations and warranties as to title matters shall survive the Closing and the delivery of the Conveyance for only a period of thirty (30) days following Closing, (b) all other representations and warranties and the covenants of the parties to be fully performed prior to Closing shall survive the Closing and delivery of the Conveyance for a period of only one (1) year following Closing, (c) Seller’s indemnities in Section 12(b) shall survive the Closing and delivery of the Conveyance for a period of only one (1) year following the Closing, and (d) the provisions of Sections 10 (to the extent the same are, by mutual agreement, not performed at Closing), 11 and 13 shall survive the Closing and the delivery of the Conveyance for a period of one (1) year following Closing. All other provisions of this Agreement shall survive the Closing and delivery of the Conveyance without time limitation. It is provided, however, that nothing in this Section 16 or this Agreement shall be construed as being inconsistent with or limiting the effect of the Conveyance attached as Schedule III which provides for a special warranty of title by Seller.

17.           Miscellaneous Matters.

(a)           Further Assurances. After the Closing, Seller agrees that it shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Properties to Buyer and to otherwise carry out the transaction contemplated hereby.

(b)           Parties Bear Own Expenses, No Special Damages. Each party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement. NOTWITHSTANDING ANYTHING HEREIN WHICH MAY APPEAR TO THE CONTRARY, NEITHER PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY FOR ANY SPECIAL, CONSEQUENTIAL, LOSS OF PROFITS OR PUNITIVE DAMAGES.

(c)           No Sales Taxes. If this transaction is deemed to be subject to sales, transfer or similar tax, for any reason, Buyer agrees to be solely responsible, and shall (as a part of its indemnification obligations under Section  12 hereof) indemnify and hold the Seller Group harmless, for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Properties transferred pursuant hereto and the Seller shall remit such taxes at that time. Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions from such taxes have been met.

(d)           Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter; provided that the Confidentiality Agreement remains in full force and effect and is not superseded or modified by this Agreement.

(e)           Amendments, Waivers. This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

(f)            Choice of Law. Without regard to principles of conflicts of law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas applicable to contracts made and to be performed entirely within such state and the laws of the United States of America.

(g)           Headings, Time of Essence, etc. The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement, words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

(h)           Assignment; Successors and Assigns. Neither Buyer nor Seller shall assign this Agreement or any part hereof without the prior written consent of the other. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(i)            Counterpart Execution. This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for Buyer and Seller to sign the same counterpart. It is recognized that the parties may execute separate copies of the signature pages hereto and that all of such copies may be assembled into one or more counterparts hereof containing signature pages with signatures of  Buyer and Seller.

(j)            No Press Releases. Prior to Closing neither party shall make any public announcement with respect to the transaction contemplated hereby without the consent of the other party, except as may be required under applicable law (including applicable securities laws) in which case the other parties to this Agreement shall be advised and the parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement (including communications or disclosures to lenders or rating agencies or in connection with the receipt of any consents or contractual notices) or to comply with applicable accounting, tax and disclosure obligations of any governmental entity.

(k)           Disclaimer.           BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF SELLER OR ANY AFFILIATE OF SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE WITH RESPECT TO THE PROPERTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER, FOR ITSELF AND ITS AFFILIATES, HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES ASSOCIATED WITH THE PROPERTIES, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING:  (I) TITLE, (II) ANY COSTS, EXPENSES, REVENUES, RECEIPTS, ACCOUNTS RECEIVABLE, OR ACCOUNTS PAYABLE, (III) ANY CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION AND DATA ASSOCIATED WITH THE PROPERTIES, (IV) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE PROPERTIES OR TRANSPORTABILITY OF PRODUCT, (V) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PROPERTIES, (VI) ANY FEDERAL, STATE, LOCAL OR TRIBAL INCOME OR OTHER TAX CONSEQUENCES ASSOCIATED WITH THE PROPERTIES, (VII) THE ABSENCE OF PATENT OR LATENT DEFECTS, (VIII) THE STATE OF REPAIR OF THE PROPERTIES, (IX) MERCHANTABILITY OR CONFORMITY TO MODELS, (X) FITNESS FOR A PARTICULAR PURPOSE AND (XI) PRODUCTION RATES, RECOMPILATION OPPORTUNITIES, DECLINE RATES OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE PROPERTIES. SELLER, FOR ITSELF AND ITS AFFILIATES, EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT ASSOCIATED WITH THE QUALITY, ACCURACY, COMPLETENESS OR MATERIALITY OF THE INFORMATION, DATA AND MATERIALS FURNISHED (WHETHER ELECTRONICALLY, ORALLY, BY VIDEO, IN WRITING OR ANY OTHER MEDIUM, BY COMPACT DISK, IN ANY DATA ROOM, OR OTHERWISE) AT ANY TIME TO BUYER GROUP ASSOCIATED WITH TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING, INFORMATION, DATA OR MATERIALS REGARDING:  (A) TITLE TO THE PROPERTIES, (B) COSTS, EXPENSES, REVENUES, RECEIPTS, ACCOUNTS RECEIVABLE OR ACCOUNTS PAYABLE ASSOCIATED WITH THE PROPERTIES, (C) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION ASSOCIATED WITH THE PROPERTIES, (D) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE PROPERTIES, OR TRANSPORTABILITY OF PRODUCT, (E) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PROPERTIES, (F) FEDERAL, STATE, LOCAL OR TRIBAL INCOME OR OTHER TAX CONSEQUENCES ASSOCIATED WITH THE PROPERTIES, (G) THE ABSENCE OF PATENT OR LATENT DEFECTS, (H) THE STATE OF REPAIR OF THE PROPERTIES, (I) ANY WARRANTY REGARDING MERCHANTABILITY OR CONFORMITY TO MODELS, (J) ANY RIGHTS OF ANY MEMBER OF BUYER GROUP UNDER APPROPRIATE LAWS TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (K) ANY WARRANTY OF FREEDOM FROM PATENT, COPYRIGHT OR TRADEMARK INFRINGEMENT, (L) WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, (M) ANY WARRANTY REGARDING FITNESS FOR A PARTICULAR PURPOSE, AND (N) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES,

DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE PROPERTIES.

(l)            Arbitration. Except as provided in Section 11(e), any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this Section 17(l), will be solely and finally settled by binding arbitration, without right of appeal. Arbitration will be conducted before a single arbitrator in Houston, Texas by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and in accordance with the Federal Arbitration Act, 9 U.S.C. § 1 et. seq. Judgment upon any award rendered by the arbitrator may be entered by the state or federal Court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the American Arbitration Association (“Demand for Arbitration”). Any Demand for Arbitration pursuant to this Section 17(l) shall be made within one hundred eighty (180) days from the date that the dispute upon which the demand is based arose or the other parties shall have the option to have such dispute adjudicated in a federal court of competent jurisdiction in Texas. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER:

IMPERIAL PETROLEUM, INC.

By:	/s/ Jeffrey T. Wilson

Name:	Jeffrey T. Wilson

Title:	President

BUYER:

WHITTIER ENERGY COMPANY

By:	/s/ Daniel Silverman

Name:	Daniel Silverman

Title:	Chief Operating Officer

PREMIER NATURAL RESOURCES, LLC

By:	/s/ J. Chris Jacobsen

Name:	J. Chris Jacobsen

Title:	President / Manager

SCHEDULE I

County/StateWells, Units, Lease or Drilling Locations; WI; NRI; Allocated Amounts

County/State	Well, Unit, Lease or Drilling Locations	Working Interest	Net Revenue Interest	Allocated Amounts

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SCHEDULE II

Disclosure Schedule

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SCHEDULE III

Conveyance Form

IMPERIAL PETROLEUM, INC., a Nevada corporation (herein called “Grantor”), for Ten Dollars and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER, and DELIVER unto [each of the following in separate conveyances of the properties to be conveyed to each: WHITTIER ENERGY COMPANY, a Nevada corporation, whose address is 333 Clay Street, Suite 700, Houston, Texas 777002 and PREMIER NATURAL RESOURCES, LLC, a Delaware limited liability company, whose address is One Summit Plaza, 5727 South Lewis Avenue, Suite 200, Tulsa, Oklahoma 74105] (herein called “Grantee”, the following described properties, rights and interests:

(a)           all right, title and interest of Grantor in and to the oil and gas leases and other, interests, if any, described on Exhibit A hereto (and any ratifications, amendments and extensions thereof, whether or not the same are described on Exhibit A);

(b)           Without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Grantor in and to the leases and other interests, if any, described on Exhibit A hereto and in and to all lands described on Exhibit A or described or covered by such leases or other interests (including, without limitation, interests in oil, gas and/or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests insofar as they cover such lands), even though Grantor’s interest therein may be incorrectly described in, or omitted from, such Exhibit A; and

(c)           all rights, titles and interests of Grantor in and to, or otherwise derived from, all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations, designations and/or orders (including, without limitation, those described on Exhibit A hereto) and in and to the properties covered and the units created thereby (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations and/or declarations) relating to the properties described in subsections (a) and (b) above;

(d)           to the extent assignable, all rights, titles and interests of Grantor in and to all presently existing and valid production sales contracts, operating agreements, and other agreements and contracts which relate to any of the properties described in subsections (a), (b) and (c) above (the “Contracts”); and

(e)           all rights, titles and interests of Grantor in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, saltwater disposal facilities, injection facilities, compression facilities, gathering systems, and other equipment) used in connection with the exploration, development, operation or maintenance of the properties described in subsections (a), (b) and (c) above, and, to the

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extent assignable, in and to all permits and licenses (including, without limitation, all environmental and other governmental permits, licenses and authorizations), rights of way, easements, and other rights of surface use,  water rights and other rights and interests used in connection with the exploration, development, operation or maintenance of the properties described in subsections (a), (b) and (c) above.

The properties, rights and interests described in subsections (a) through (e) above are herein sometimes called the “Properties.”

It is provided however, that Properties does not include: (a) all of Grantor’s corporate minute books, financial records, and other business records that relate to Grantor’s business generally (including the ownership and operation of the Properties); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Properties with respect to any period of time prior to the Effective Date (below defined); (c) all claims and causes of action of Grantor arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Date (including claims for adjustments or refunds); (d) all rights and interests of Grantor (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance proceeds, arising, in each case, from acts, omissions or events, or damage to or destruction of property (except as provided in Purchase Agreement described below); (e) all hydrocarbons produced and sold from the Properties with respect to all periods prior to the Effective Date; (f) all claims of Grantor for refunds of or loss carry forwards with respect to (i) production or any other taxes attributable to any period prior to the Effective Date, (ii) income or franchise taxes or (iii) any taxes attributable to any period prior to the Effective Date; (g) all office leases, office furniture, personal computers and associated peripherals and all radio and telephone equipment not on the Properties; (h) all of Grantor’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Grantor that may be protected by an attorney-client privilege; (j) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with third parties; (k) all geophysical, and other seismic and related technical data and information relating to the Properties to the extent not assignable without payment of fee or penalty; (l) documents prepared or received by Grantor with respect to (i) lists of prospective purchasers for the Properties compiled by Grantor, (ii) bids submitted by other prospective purchasers of the Properties, (iii) analyses by Grantor of any bids submitted by any prospective purchaser, (iv) correspondence between or among Grantor, its respective representatives, and any prospective purchaser other than Grantee and (v) correspondence between Grantor or any of its respective representatives with respect to any of the bids, the prospective purchasers, or the transactions contemplated in this Agreement; (m) all vehicles of Grantor or its Affiliates (below defined), and (n) the pulling equipment and workover rig described on Exhibit B.

TO HAVE AND TO HOLD the Properties unto Grantee, its successors and assigns, forever.

GRANTOR AGREES TO WARRANT AND FOREVER DEFEND TITLE TO THE PROPERTIES UNTO GRANTEE, ITS SUCCESSORS AND ASSIGNS, AGAINST THE CLAIMS AND DEMANDS OF ALL PERSONS CLAIMING, OR TO CLAIM THE SAME,

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OR ANY PART THEREOF BY, THROUGH OR UNDER GRANTOR, BUT NOT OTHERWISE.

This Conveyance is delivered by Grantor pursuant and subject to that certain Purchase and Sale Agreement dated                between Grantor,                    and Grantee (the “Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Purchase Agreement.

GRANTEE ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THE PURCHASE  AGREEMENT AND THIS CONVEYANCE, NONE OF GRANTOR OR ANY AFFILIATE OF GRANTOR MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE WITH RESPECT TO THE PROPERTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, GRANTOR, FOR ITSELF AND ITS AFFILIATES, HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES ASSOCIATED WITH THE PROPERTIES, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING:  (I) TITLE, (II) ANY COSTS, EXPENSES, REVENUES, RECEIPTS, ACCOUNTS RECEIVABLE, OR ACCOUNTS PAYABLE, (III) ANY CONTRACTUAL,  ECONOMIC OR FINANCIAL INFORMATION AND DATA ASSOCIATED WITH THE PROPERTIES, (IV) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE PROPERTIES OR TRANSPORTABILITY OF PRODUCT, (V) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PROPERTIES, (VI) ANY FEDERAL, STATE, LOCAL OR TRIBAL INCOME OR OTHER TAX CONSEQUENCES ASSOCIATED WITH THE PROPERTIES, (VII) THE ABSENCE OF PATENT OR LATENT DEFECTS, (VIII) THE STATE OF REPAIR OF THE PROPERTIES, (IX) MERCHANTABILITY OR CONFORMITY TO MODELS, (X) FITNESS FOR A PARTICULAR PURPOSE AND (XI) PRODUCTION RATES, RECOMPILATION OPPORTUNITIES, DECLINE RATES OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE PROPERTIES. GRANTOR, FOR ITSELF AND ITS AFFILIATES, EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT ASSOCIATED WITH THE QUALITY, ACCURACY, COMPLETENESS OR MATERIALITY OF THE INFORMATION, DATA AND MATERIALS FURNISHED (WHETHER ELECTRONICALLY, ORALLY, BY VIDEO, IN WRITING OR ANY OTHER MEDIUM, BY COMPACT DISK, IN ANY DATA ROOM, OR OTHERWISE) AT ANY TIME TO GRANTEE GROUP ASSOCIATED WITH TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT, INCLUDING, INFORMATION, DATA OR MATERIALS REGARDING:  (A) TITLE TO THE PROPERTIES, (B) COSTS, EXPENSES, REVENUES, RECEIPTS, ACCOUNTS RECEIVABLE OR ACCOUNTS PAYABLE ASSOCIATED WITH THE PROPERTIES, (C) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION ASSOCIATED WITH THE PROPERTIES, (D) THE CONTINUED FINANCIAL VIABILITY OR PRODUCTIVITY OF THE PROPERTIES, OR TRANSPORTABILITY OF PRODUCT, (E) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PROPERTIES, (F) FEDERAL, STATE, LOCAL OR TRIBAL INCOME OR OTHER TAX CONSEQUENCES ASSOCIATED WITH THE PROPERTIES, (G) THE ABSENCE OF PATENT OR LATENT

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DEFECTS, (H) THE STATE OF REPAIR OF THE PROPERTIES, (I) ANY WARRANTY REGARDING MERCHANTABILITY OR CONFORMITY TO MODELS, (J) ANY RIGHTS OF ANY MEMBER OF GRANTEE GROUP UNDER APPROPRIATE LAWS TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (K) ANY WARRANTY OF FREEDOM FROM PATENT, COPYRIGHT OR TRADEMARK INFRINGEMENT, (L) WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, (M) ANY WARRANTY REGARDING FITNESS FOR A PARTICULAR PURPOSE, AND (N) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE PROPERTIES.

Grantor agrees to execute and deliver to Grantee, from time to time, such other and additional instruments, notices, division orders, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Grantee the Properties.

This Conveyance is being executed in several counterparts all of which are identical except that, to facilitate recordation, where a counterpart hereof is being recorded there may be omitted from Exhibit A and Exhibit B to such counterpart portions of Exhibit A and Exhibit B which describe or refer to properties located in jurisdictions other than the jurisdiction in which such counterpart is being recorded. Complete copies hereof including the entire Exhibit A and Exhibit B have been retained by Grantor and Grantee. All of such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Conveyance has been executed on                 ,           , effective as to runs of oil and deliveries of gas, and for all other purposes, as of 7:00 a.m. Central Standard Time, on February 1, 2006 (the “Effective Date”).

IMPERIAL PETROLEUM, INC.

By:

Name:

Title:

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STATE OF

COUNTY OF

The foregoing instrument was acknowledged before me this          day of                                 , 2006, by                                                  the                                          of a Imperial Petroleum, Inc., a                                        corporation, on behalf of such corporation.

Notary Public in and for the State of Texas

[FORM TO BE ADJUSTED, AS APPROPRIATE,

TO MEET LOCAL FILING/RECORDATION REQUIREMENTS.]

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Exhibit A

Property Descriptions

1

Exhibit B

Pulling Equipment

1

Exhibit C

Form of Escrow Agreement

1

Exhibit D

Invoicing Report (Agreed Payables)

1